Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, December 17, 2008

APOGEE THIRD QUARTER EARNINGS INCREASE;

FISCAL 2009 EARNINGS GUIDANCE MAINTAINED

MINNEAPOLIS, MN (December 17, 2008) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2009 third quarter earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

THIRD QUARTER HIGHLIGHTS

•	Revenues of $240.4 million were up 14 percent from the prior-year period.

•	Operating income was $24.8 million, up 111 percent from the prior-year period.

•	Earnings from continuing operations were $0.63 per share versus $0.26 per share a year earlier.

•

In the current period, Apogee had a gain of $0.04 per share on the sale of its 34-percent interest in the PPG Auto Glass LLC joint venture, and in the prior-year period took an impairment charge of $0.11 per share on its investment in this joint venture.

•

In the prior-year period, write-down of three Florida glass installation projects reduced architectural segment earnings by $0.14 per share. In the current period, architectural segment earnings were impacted by $0.07 per share of additional expenses for estimated final remediation of two of the projects.

•	In the current period, long-term executive compensation expense adjustments added $0.06 per share, primarily related to lower projected payouts of stock-based incentives.

•

Net tax benefits of $0.02 per share were recognized in the current period, primarily due to the Congressional extension of the research and development tax credit. In the prior-year period, net tax benefits of $0.08 per share were also recognized for research and development tax credits.

	FY09 Q3	FY08 Q3
GAAP EPS - Continuing Operations	$0.63	$0.26
PPG Auto Glass JV (equity in affiliates)	(0.04)	0.11
Glass installation write-downs	0.07	0.14
Executive compensation adjustments	(0.06)	—
R&D tax credits	(0.02)	(0.08)
Adjusted EPS - Continuing Operations	$0.58	$0.43
Adjusted EPS growth	35%

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Architectural segment revenues grew 16 percent, while operating income increased 154 percent versus the prior-year period.

•	Large-scale optical segment revenues declined 2 percent, while operating income increased 43 percent compared to the prior-year period.

•	Net earnings, including discontinued operations, were $0.63 per share versus $0.38 per share in the prior-year period.

•	In the prior-year period, conclusion of the sale of the non-strategic recreational vehicle and bus windshield business resulted in discontinued operations earnings of $0.12 per share.

•	Fiscal 2009 guidance: expected earnings from continuing operations are maintained at $1.65 to $1.82 per share.

Commentary

“Apogee’s strong third-quarter performance is indicative of our earnings potential in strong market conditions,” said Russell Huffer, Apogee chairman and chief executive officer. “Our architectural businesses generally performed well on their healthy project backlog, which was booked an average of nine to 12 months ago and had good pricing and margins. Large-scale optical segment operating income increased as sales of our best value-added products to retail chains continued to grow.

“Although we expect future periods to be impacted by the commercial construction slowdown, we have entered the downturn with a very strong balance sheet,” he said. “We are generating significant positive cash flow, our long-term debt has declined to less than $30 million, and we have a strong bank facility with available capacity.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $219.1 million were up 16 percent compared to the prior-year period.

•

Revenue growth came primarily from the architectural glass business, the storefront and entrance business acquired in the fourth quarter of fiscal 2008, and the installation business, somewhat offset by a revenue decline in the window manufacturing business due to project delays.

•	Operating income was $19.6 million, compared to $7.7 million in the prior-year period.

•

Operating margin was 9.0 percent. This compares to 4.1 percent in the prior-year period; excluding the prior-year write-downs of the glass installation projects, the operating margin would have been 7.5 percent.

•

In the current quarter, as we had anticipated, overall installation project margins continued to increase, and production in the architectural glass business improved to expected operating levels late in the quarter. These strong performances were somewhat offset by lower earnings in the window business as revenues declined.

•	Backlog declined to $373.2 million, compared to $456.7 million in the prior-year period and $446.7 million at the end of the second quarter.

•

One-half of the decline was from the architectural glass business, with the balance split between the glass installation and window businesses. Project delays and cancellations and slowing bid-to-award timing are impacting backlog levels, despite strong bidding activity and the green building trend which we believe is increasing demand for our energy-efficient glass products.

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•

Approximately $141 million, or 38 percent, of the backlog is to be delivered in the fourth quarter of fiscal 2009; approximately $205 million, or 55 percent, in fiscal 2010; and approximately $27 million, or 7 percent, in fiscal 2011.

Large-Scale Optical Technologies

•	Revenues of $21.3 million declined 2 percent compared to the prior-year period.

•	Operating income was $6.5 million, up 43 percent compared to the prior-year period.

•	Operating margin was 30.4 percent, compared to 20.8 percent in the prior-year period.

•

Sales to retail chains and distributors were stronger than expected in part due to the timing of customer promotional activities, with a higher mix of our best value-added products more than offsetting weak market conditions.

Financial Condition

•

Long-term debt was $28.4 million, down from $63.7 million at the end of the second quarter and from $58.2 million at the end of fiscal 2008. Proceeds of $27.1 million from the sale of Apogee’s interest in the PPG Auto Glass joint venture were used to reduce debt, and the company continued to drive lower working capital requirements.

•

Non-cash working capital (current assets, excluding cash, less current liabilities) was $67.1 million, compared to $72.8 million at the end of the second quarter and $69.7 million at the fiscal 2008 year end.

•	Year-to-date depreciation and amortization were $21.0 million, up 24 percent from the prior year period, due to new capacity depreciation and acquisition amortization.

•

Year-to-date capital expenditures were $49.5 million, compared to $39.0 million in the prior-year period; $10.2 million was incurred in the third quarter. For the full year, there has been spending on productivity improvements and capacity expansions in both operating segments.

•	Third-quarter share repurchases totaled approximately 675,000 shares at an average price of $9.73 per share, for a total of $6.6 million.

OUTLOOK

“Our fiscal 2009 guidance for earnings from continuing operations remains at $1.65 to $1.82 per share, and includes declines in revenues and earnings per share in the fourth quarter compared to the prior year, as Apogee experiences the first full quarterly impact of the commercial construction slowdown,” Huffer said. “Despite the anticipated fourth-quarter declines, we expect to complete fiscal 2009 with record revenues and earnings.

“To manage through the downturn, we have already implemented and continue to evaluate further cost cutting initiatives, ranging from reduction of headcount and discretionary spending to productivity improvements,” he said. “We remain strongly focused on cash flow and managing working capital, and will tightly control capital expenditures. In addition, we are pursuing opportunities to generate revenues by penetrating underserved markets.

“Delays, cancellations and slower conversion of bid projects into awards have impacted the size of our backlog and have led to uncertainty regarding our outlook for fiscal 2010,” Huffer said. “At this time, we estimate that our fiscal 2010 revenues are likely to be down at least 10 percent.

“As our third-quarter performance demonstrated, we have good businesses with strong brands and operations that are positioned to serve the growing demand for green, energy-efficient commercial

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

buildings. In addition, we have a very strong balance sheet,” he said. “We anticipate that with our focus on quality, service and productivity improvements, our architectural segment will emerge stronger than ever after the economy strengthens.”

The following statements are based on current expectations for fiscal 2009. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 6 to 8 percent (prior guidance was 9 to 12 percent).

•

Architectural segment revenues are expected to increase 8 to 10 percent, driven by the architectural glass business and the storefront and entrance business acquisition (prior guidance was 11 to 14 percent).

•	Large-scale optical segment revenues are expected to be down 8 to 10 percent (prior guidance was down 6 to 7 percent).

•	Annual gross margins are expected to be approximately 21 percent; increased pricing and project margins are expected to offset increases in wages, health care, energy costs, materials and freight.

•	Selling, general and administrative expenses as a percent of annual sales are projected to be slightly more than 13 percent.

•	Expected annual operating margins by segment are: architectural, 6.6 to 7.2 percent (prior guidance was 6.4 to 7 percent); and large-scale optical, approximately 22 percent.

•	Equity in affiliates will have pre-tax earnings of approximately $1.9 million, including the sale of Apogee’s interest in the PPG Auto Glass joint venture.

•	Full-year capital expenditures are projected to be approximately $60 million, including capacity expansions and productivity improvements in both operating segments.

•	Depreciation and amortization are estimated at approximately $30 million for the year.

•	Debt is expected to be approximately $20 million at year end.

•	The effective tax rate for the full year is anticipated to be approximately 34 percent (prior guidance was 34 to 35 percent).

•	Fiscal 2009 earnings per share from continuing operations are expected to range from $1.65 to $1.82.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to utilize manufacturing facilities. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended March 1, 2008.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, December 18. To participate in the teleconference, call 1-866-271-5140 toll free or 617-213-8893 international, access code 89577849. The replay will be available from noon Central Time on Thursday, December 18 through midnight Central Time on Friday, January 2, by calling 1-888-286-8010 toll free, access code 46901992. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

(Tables follow)

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	November 29, 2008	December 1, 2007	Change	November 29, 2008	December 1, 2007	Change
Net sales	$240,397	$210,975	14%	$723,836	$638,533	13%
Cost of goods sold	185,309	170,761	9%	571,212	508,568	12%

Gross profit	55,088	40,214	37%	152,624	129,965	17%
Selling, general and administrative expenses	30,269	28,437	6%	92,374	85,957	7%

Operating income	24,819	11,777	111%	60,250	44,008	37%
Interest income	325	263	24%	795	710	12%
Interest expense	444	444	0%	1,270	1,585	-20%
Other (expense) income, net	(299)	92	N/M	(178)	80	N/M
Equity in income/(loss) of affiliated companies	1,954	(3,967)	N/M	1,868	(2,491)	N/M

Earnings from continuing operations before income taxes	26,355	7,721	241%	61,465	40,722	51%
Income taxes	8,678	155	5499%	21,218	11,645	82%

Earnings from continuing operations	17,677	7,566	134%	40,247	29,077	38%
(Loss) earnings from discontinued operations	(32)	3,430	N/M	(183)	5,089	N/M

Net earnings	$17,645	$10,996	60%	$40,064	$34,166	17%

Earnings per share - basic:
Earnings from continuing operations	$0.64	$0.27	137%	$1.44	$1.03	40%
(Loss) earnings from discontinued operations	$—	$0.12	-100%	$(0.01)	$0.18	N/M
Net earnings	$0.64	$0.39	64%	$1.43	$1.21	18%
Average common shares outstanding	27,553,871	28,472,436	-3%	27,919,786	28,335,950	-1%

Earnings per share - diluted:
Earnings from continuing operations	$0.63	$0.26	142%	$1.42	$1.00	42%
(Loss) earnings from discontinued operations	$—	$0.12	-100%	$(0.01)	$0.17	N/M
Net earnings	$0.63	$0.38	66%	$1.41	$1.17	21%
Average common and common equivalent shares outstanding	27,905,072	29,205,179	-4%	28,372,212	29,095,959	-2%
Cash dividends per common share	$0.0815	$0.0740	10%	$0.2295	$0.2090	10%

Business Segments Information

(Unaudited)

	Thirteen	Thirteen		Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	November 29, 2008	December 1, 2007	Change	November 29, 2008	December 1, 2007	Change
Sales
Architectural	$219,060	$189,134	16%	$668,412	$575,445	16%
Large-scale Optical	21,343	21,840	-2%	55,432	63,090	-12%
Eliminations	(6)	1	N/M	(8)	(2)	-300%

Total	$240,397	$210,975	14%	$723,836	$638,533	13%

Operating income (loss)
Architectural	$19,629	$7,718	154%	$49,718	$33,695	48%
Large-scale Optical	6,497	4,546	43%	13,242	12,078	10%
Corporate and other	(1,307)	(487)	-168%	(2,710)	(1,765)	-54%

Total	$24,819	$11,777	111%	$60,250	$44,008	37%

Consolidated Condensed Balance Sheets

(Unaudited)

	November 29, 2008	March 1, 2008
Assets
Current assets	$243,624	$259,229
Net property, plant and equipment	205,942	176,676
Other assets	95,128	127,603

Total assets	$544,694	$563,508

Liabilities and shareholders’ equity
Current liabilities	$165,701	$177,315
Long-term debt	28,400	58,200
Other liabilities	44,633	43,411
Shareholders’ equity	305,960	284,582

Total liabilities and shareholders’ equity	$544,694	$563,508

N/M	= Not meaningful

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Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	November 29, 2008	December 1, 2007
Net earnings	$40,064	$34,166
Net loss (earnings) from discontinued operations	183	(5,089)
Depreciation & amortization	21,039	16,971
Stock-based compensation	2,067	5,615
Results from equity investments	(1,868)	2,491
Other, net	958	(2,353)
Changes in operating assets and liabilities	8,562	(2,709)

Net cash provided by continuing operating activities	71,005	49,092

Capital expenditures and acquisition of intangible assets	(49,460)	(38,977)
Proceeds on sale of property	120	236
Proceeds from sale of investment in affiliated company	27,111	—
Acquisition of businesses, net of cash acquired	(24)	—
Net sales (purchases) of marketable securities	2,374	(1,957)

Net cash used in investing activities	(19,879)	(40,698)

Payments on long-term debt and revolving credit agreement	(29,800)	(14,800)
Stock issued to employees, net of shares withheld	(2,286)	3,286
Repurchase and retirement of common stock	(14,646)	—
Dividends paid	(6,529)	(6,063)
Other, net	1,220	2,215

Net cash used in financing activities	(52,041)	(15,362)

Cash (used in) provided by discontinued operations	(558)	8,417

(Decrease) increase in cash and cash equivalents	(1,473)	1,449
Cash and cash equivalents at beginning of year	12,264	6,187

Cash and cash equivalents at end of period	$10,791	$7,636

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com